As filed with the Securities and Exchange Commission on October 24, 2025

Registration No. 333-263870

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement

UNDER

THE SECURITIES ACT OF 1933

Blackstone Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	81-0696966
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

2022 STOCK INCENTIVE PLAN

(Full title of the plan)

Leon Volchyok

Chief Legal Officer

Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, New York 10154

(Name and address of agent for service)

Tel: (212) 583-5000

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Benjamin C. Wells

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Tel: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Blackstone Real Estate Income Trust, Inc. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to deregister certain securities originally registered pursuant to the registration statement on Form S-8 (File  No. 333-263870) filed with the U.S. Securities and Exchange Commission on March 25, 2022 (the “Prior Registration Statement”) with respect to 20,000,000 shares of Class I common stock, par value $0.01 per share, of the Registrant (“Common Stock”) registered for issuance under the Blackstone Real Estate Income Trust, Inc. 2022 Stock Incentive Plan (the “2022 SIP”).

On August 7, 2025, the Registrant’s Board of Directors determined to amend and restate the 2022 SIP and approved and adopted the Blackstone Real Estate Income Trust, Inc. Amended and Restated 2022 Stock Incentive Plan (the “Amended SIP”), increasing the number of shares authorized and reserved for issuance thereunder. The Registrant subsequently filed a registration on Form S-8 registering shares under the Amended SIP. As a result, no additional shares of Common Stock will be issued under the Prior Registration Statement. In accordance with an undertaking made by the Registrant in the Prior Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Registrant hereby amends the Prior Registration Statement to remove from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Prior Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 24, 2025.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

By:	/s/ Leon Volchyok
Name:	Leon Volchyok
Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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